Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

Execution Copy

March 10, 2020

Todd R. Patrick

Chief Executive Officer

Armata Pharmaceuticals, Inc.

4503 Glencoe Avenue
Manner del Rey, California 90292

Development Program:	Test the Safety and Efficacy of phage therapy in the treatment of Pseudomonas aeruginosa infections in patients diagnosed with Cystic Fibrosis and other airway infections
Amount of Award:	$5,000,000
Name of Awardee:	Armata Pharmaceuticals, Inc. (“Armata”)

Dear Mr. Patrick:

We are pleased to inform you that the Cystic Fibrosis Foundation (“CFF”) is hereby issuing an award for the Development Program described in Exhibit A (the “Development Program”) and disbursed in accordance with Exhibit B up to the amount indicated above (the “Award”).  Armata shall be responsible for the payment of all of the remaining costs required to complete the Development Program and for costs associated with continuing Commercially Reasonable Efforts necessary to further develop and commercialize the Product.  Each party’s obligations under this letter agreement (the “Agreement”) will commence and apply as of the date written above (the “Effective Date”). The Award is in furtherance of CFF’s charitable mission to cure and mitigate the effects of cystic fibrosis. CFF has determined that without the Award, the Development Program will likely not occur or be substantially delayed. The Award is subject to the following terms, conditions and policies of this Agreement:

1. Disbursement of Award; CFF Know-How; Reports.

(a)  The Award will be disbursed by CFF to Armata in accordance with the milestone payment schedule based upon the achievement of each of the milestones in the Development Program (each, a “Development Program Milestone”), as set forth in Exhibit B. Any CFF funds not expended on the Development Program must be returned to CFF, and upon such return, the amounts of such returned funds will not be included as part of the Actual Award for purposes of calculating any amounts owed by Armata to CFF pursuant to Section 2 of this Agreement.

(b)  To the extent CFF provides or makes available any information, expertise, know-how or other intellectual property related to cystic fibrosis or the treatment, prevention, or cure thereof (“CFF Know-How”)

to Armata, CFF hereby grants to Armata a royalty free (but for the payments described in this Agreement)  non-exclusive, perpetual, transferable, sublicensable (through multiple tiers), worldwide right and license under all of CFF’s rights in such CFF Know-How to assist Armata to research, develop, commercialize, make, have made, use, sell, have sold, offer for sale, import, export and otherwise exploit the Product in the Field.

(c)  During the Development Program, Armata agrees to provide CFF and the Project Advisory Group specified in Section 4 below with a reasonably detailed, written report within thirty (30) days after the close of each calendar quarter during the Development Program summarizing progress toward achieving the goals of the Development Program.  In addition, Armata shall prepare and deliver to CFF a closing report within thirty (30) days after the completion of the Development Program.  Thereafter, Armata shall continue to report to CFF annually on or before each anniversary of the Effective Date through the PAG (as hereinafter provided for) on the progress of its development activities regarding the Product until the earlier of the first commercial sale of the Product or such development efforts are abandoned by Armata, its Affiliates and its sublicensees, despite Armata’s use of Commercially Reasonable Efforts.  Armata shall also provide CFF with prompt notice of the closing of a Disposition Transaction and of any material adverse event affecting Armata.

2. Royalties. In consideration of CFF’s Award under this Agreement and CFF’s license and transfer of intellectual property and CFF Know-How pursuant to this Agreement, Armata agrees to pay to CFF royalties as follows:

(a)  Armata shall pay a one-time  royalty to CFF in an amount equal to the Royalty Cap.  Such amount shall be paid in [***] installments:  the first within [***] (“Initial Royalty Payment Date”); and the remaining [***] installments on or before each of the [***] , provided that,  notwithstanding the foregoing, if any installment would exceed [***], any such excess would be deferred to a following year in which [***].

(b)  In addition to the royalty payable pursuant to Section 2(a) above, Armata shall pay to CFF a one-time royalty equal to [***] (a “Sales Royalty”) within [***] days after the end of the [***] after which each of the following occur: (i) aggregate Net Sales of the Product exceed $[***], and (ii) aggregate Net Sales of the Product exceed $[***].

(c)  In the event of a license, sale or other transfer of Armata’s rights to the Product or Armata Development Program Technology that includes the CF Field (excluding transfers to Affiliates) or a Change of Control Transaction (collectively, a “Disposition Transaction”), Armata shall pay to CFF a payment equal to: (i) [***] of any license or purchase price payments actually received by Armata and its shareholders in consideration of the transfer of the Disposition Transaction; or (ii) [***] at the time of the closing of the Disposition Transaction, whichever ((i) or (ii)) is less (such payment, the “Disposition Payment”), such payment to CFF to be reduced by any amount previously paid in accordance with Section 2(a), whether the Disposition Payment is received upfront or in accordance with subsequent payments and whether received in cash or other property, provided that, the Disposition Payment shall not include any portion of such consideration that Armata is required pursuant to the Disposition Transaction to use for the continued development of the Product.  Notwithstanding the foregoing, in the event of a Change of Control Transaction, Armata or the acquiring, surviving or successor entity, as the case may be, may elect, at its option, to either (A) pay the Disposition Payment to CFF (as reduced by any amount previously paid in accordance with Section 2(a)) or (B) in lieu thereof, grant CFF the Interruption License as set forth in Section 5.  The payments due to CFF shall be made within sixty (60) days after any such payment is received by Armata or its shareholders.  Notwithstanding the payment of the Disposition Payment, the obligation to pay CFF royalties specified in Sections 2(a) and 2(b) shall survive (“Surviving Royalties”), provided that the royalty specified in Section 2(a) shall be reduced by the Disposition Payment.  Armata shall cause any third party transferee in such Disposition Transaction to be jointly and severally liable with Armata for the Surviving Royalties.

(d)  Notwithstanding any contrary provision in this Agreement, the maximum aggregate amount payable to CFF under Subparagraphs (a) and (c) of this Section 2, together with any Interruption Payment made pursuant to Section 5 (d) is the Royalty Cap.

3. Commercially Reasonable Efforts. Armata shall use Commercially Reasonable Efforts to conduct the Development Program during the term of this Agreement. After the Development Program is completed, Armata or its licensee, sublicensee, assignee or successor shall exercise Commercially Reasonable Efforts to continue to develop the Product in the Field.

4. Program Advisory Group (“PAG”).

(a)  Armata and CFF shall form a PAG.  The PAG serves the function of allowing CFF to oversee the use of the Award funds and to ensure that such funds are used solely for the Development Program.  CFF’s PAG members shall meet quarterly to discuss the progress of the Development Program since the last PAG  meeting,  review the quarterly report provided by Armata pursuant to Section 1(c), and if they have questions regarding the report, a CFF member shall either submit written questions to Armata (with a copy to all PAG members), to which Armata shall respond  promptly, or any PAG member may request that the PAG discuss such questions or other matters set forth in subparagraph (c) at such times as the parties may reasonably agree.   PAG meeting may be held face to face, or by telephone or other electronic means.

(b)  Membership of the PAG shall consist of two (2) individuals appointed by Armata and two (2) individuals appointed by CFF.  One of such individuals from Armata and CFF, respectively, shall be the principal liaison to the Development Program. A party may replace the individuals appointed by such party and designate a different individual as the principal liaison upon written notice to the other party. The Armata principal liaison shall be responsible for scheduling quarterly meetings.

(c)  All decisions of the PAG shall be made at a meeting called pursuant to subparagraph (a) within thirty (30) days after the date on which a party first presents a particular matter for consideration by the PAG.  In the event that the PAG cannot make a decision with respect to any matter, such matter shall be escalated to the CEO of Armata and the CEO of CFF, or their respective designees, (collectively, the “Senior Executives”) to determine such matter within thirty (30) days after the date on which such matter has been referred to such Senior Executives, which determination shall be binding on the parties.  After completion of the Development Program, the role of the PAG shall be solely to review annual reports pursuant to Section 1(c).

(d)  The PAG shall terminate and cease to exist on the earlier of the first commercial sale of the Product in the Field or the expiration or earlier termination of this Agreement.

(e)  Each Party shall be responsible for its own expenses in connection with participating in the PAG.

5. Interruption License.

Armata hereby grants the Interruption License to CFF, which Interruption License shall be effective as provided below.  Upon written notice from CFF following an Interruption (the “Interruption Notice”), Armata shall elect, within thirty (30) days after the date of such Interruption Notice, one of the following options by notice to CFF:

(a)  Armata shall reasonably demonstrate, in the form of a written progress report, that an Interruption has not occurred, or that Armata, an Affiliate thereof, or a licensee or sublicensee of either of the foregoing is exercising Commercially Reasonable Efforts to research, develop or commercialize the Product;

(b)  Armata shall provide CFF with notice within such thirty (30) day-period that Armata, an Affiliate thereof, or a licensee or sublicensee of either of the foregoing, has plans to resume Commercially Reasonable Efforts to develop or commercialize the Product and resumes such Commercially Reasonable Efforts within the ninety (90) day period following such notice;

(c)  Armata shall grant CFF the Interruption License as set forth below; or

(d)  Armata may elect in lieu of the Interruption License, within thirty (30) days of the Interruption Notice (but only if and when the Interruption License would otherwise have become effective), to reimburse CFF the total of the Actual Award plus Interest up to the time of such election (the “Interruption Payment”); and in the event of such election and payment, this Section 5 shall otherwise no longer be applicable.

If Armata elects Sections 5(a) or (b) above within thirty (30) days after Armata’s receipt of the Interruption Notice, the Interruption Notice shall be deemed satisfied and be of no further force or effect unless CFF notifies Armata within thirty (30) days after receipt of Armata’s progress report under Section 5(a) above or provides notice under Section 5(b) above that CFF disputes such progress report or notice, as the case may be. If CFF provides timely notice of its dispute, the parties shall resolve such dispute in accordance with Section 12(b).

If Armata elects Sections 5(a) or  (b) above, CFF has disputed such election as provided above, the resolution of the dispute is concluded pursuant to Section 12(b) below and the final outcome of such dispute resolution is that such election was defective, Armata shall have thirty (30) days to elect to make the election specified in either Section 5(c) or 5(d) above.

If Armata makes (or is deemed to have made) the election specified in Section 5(c) above, Armata shall grant (i) an exclusive (even as to Armata), worldwide, perpetual, sublicensable license to CFF under the Armata Development Program Technology covering the Product solely for use in treating infections in cystic fibrosis patients (the “CF Field”), and (ii) a non-exclusive, worldwide, perpetual, sublicensable license to CFF under the Armata Background Intellectual Property covering the Product in the CF Field, each of (i) and (ii) solely to the purpose and to the extent necessary to manufacture, have manufactured, license, use, sell, offer to sell, and support the Product in the CF Field (the “Interruption License”). To the extent Armata Development Program Technology includes any intellectual Property in-licensed from a third party for which Armata has the right to grant a sublicense to CFF, Armata will inform CFF in writing, and CFF will elect by written notice to Armata to either (i) obtain such sublicense from Armata in which case CFF shall assume such obligation to such third party (including any payment obligation to such third party resulting from such sublicense) or (ii) exclude such intellectual property from the Armata Development Program Technology in which case such intellectual property shall not be included in the Interruption License. Armata shall deliver to CFF, within ninety (90) days after the effective date of the Interruption License, a copy of all materials and data in its possession or control constituting Armata Development Program Technology.  For the avoidance of doubt, Armata shall retain all rights to the Armata Development Program Technology for use outside of the CF Field.  In the event that Armata assigns all of or certain of its rights and obligations to develop and commercialize the Product at any time to a third party, Armata shall cause such third party to assume the obligations of the Interruption License if and after it becomes effective.  The Interruption License shall be deemed to constitute intellectual property as defined in Section 365(n) of the U.S. Bankruptcy Code; provided, however, that nothing in this Agreement shall be deemed to constitute a present exercise of such rights and elections. Armata agrees that CFF, as a licensee of such rights, shall retain and may exercise all of its rights and elections under the U.S. Bankruptcy Code.

If Armata elects to make the Interruption Payment pursuant to Section 5(d) above and subsequently resumes Commercially Reasonable Efforts with respect to a Product, the royalties specified in Section 2 herein shall survive, but the royalties set forth in Sections 2(a) and 2(c) shall be reduced by the Interruption Payment.

6. Indemnification.

(a)  Armata shall indemnify, defend and hold harmless CFF, its Affiliates, and their respective directors, officers, employees, consultants, committee members, volunteers, agents and representatives and their respective successors, heirs and assigns (each, a “CFF Indemnitee”), from and against any and all claims, suits and demands of third parties and losses, liabilities, damages for personal injury, property damage or otherwise, costs, penalties, fines and expenses (including court costs and the reasonable fees of attorneys and other professionals) (“Liabilities”) arising out of, resulting from, or relating to any third party claims, suits and/or demands (“Third Party Claims”) resulting from:

(i)   the conduct of the Development Program by Armata or its Affiliates or their respective directors, officers, employees, consultants, agents, representatives, licensees, sublicensees, subcontractors and/or investigators (each, an “Armata Party”) under this Agreement and/or pursuant to one or more agreements between Armata and any Armata Party, or any actual or alleged violation of law by Armata or any Armata Party resulting therefrom;

(ii)  Armata’s or its Affiliates’ development, manufacture, or commercialization of the Product developed in whole or in part as a result of the Development Program;

(iii) any claim of infringement or misappropriation with respect to the conduct of the Development Program by or on behalf of Armata or its Affiliates, or Armata’s or its Affiliates’ third-party licensees’ or sublicensees’ manufacture, use, sale, or import of the Product developed in whole or in part as a result of the Development Program; and

(iv) any tort claims of personal injury (including death) relating to or arising out of any such injury sustained as the result of, or in connection with, the conduct of the Development Program by or on behalf of Armata or its Affiliates, or Armata’s or its Affiliates’ third party licensees’ or sublicensees’ (other than CFF or any of CFF’s licensees or sublicensees) development, manufacture, or commercialization of the Product developed in whole or in part as a result of the Development Program,  except that the foregoing indemnification obligations of Armata shall not apply to the extent the Liabilities or Third Party Claims above result from the gross negligence or willful misconduct of a CFF  Party after the effective date of the Interruption License.

(b)  CFF shall indemnify, defend and hold harmless Armata, its Affiliates and their respective directors, officers, employees, consultants, agents and representatives and their respective successors, heirs and assigns (“Armata Indemnitees”) from and against any and all claims, suits and demands of third parties and Liabilities arising out of, resulting from, or relating to any Third Party Claims following the exercise of the Interruption License by or on behalf of CFF, any designee, assignee or successor in interest thereto, or any licensee or sublicensee thereof resulting from any of the following:

(i)   CFF’s or its Affiliates’ or their respective successors’, assigns’, licensees’ and/or sublicensees’ (each, a “CFF Party”) development, manufacture, or commercialization of the Product after the effective date of the Interruption License;

(ii)  any claim of infringement or misappropriation with respect to CFF’s or its Affiliates’ or their respective successors’, assigns’, designees’, licensees’ and/or sublicensees’ development, manufacture, or commercialization of the Product after the effective date of the Interruption License; and

(iii) any tort claims of personal injury (including death) relating to or arising out of any such injury sustained as the result of, or in connection with, the development, manufacture, or commercialization of the Product developed in whole or in part as a result of the Development Program after the effective date of the Interruption License, except that the foregoing indemnification obligations of CFF shall not apply to the extent the Liabilities or Third Party Claims above result from the gross negligence or willful misconduct of an Armata Party.

(c)  A party entitled to indemnification under this Section 6 (the “Indemnified Party”) will promptly notify the other party (the “Indemnifying Party”) of any claims, suits, demands, losses, liabilities, damages costs, penalties, fines, or expenses subject to indemnification under this Section 6 of which it is made aware. The Indemnified Party will cooperate and exert efforts to cause other Indemnified Parties to cooperate, in assisting the Indemnifying Party in presenting a defense, if requested to do so. The Indemnifying Party shall have sole control to select defense counsel, direct the defense of any such complaint or claim, and the right to settle claims at the Indemnifying Party’s sole expense, provided that any such settlement does not incur non-indemnified liability for or admit fault by any Indemnified Party. In the event a claim or action is or may be asserted, the Indemnified Party shall have the right to select and to obtain representation by separate legal counsel. If the Indemnified Party exercises such right, all costs and expenses incurred for such separate counsel shall be borne by the Indemnified Party. No Indemnified Party shall settle or enter into any voluntary disposition of any matter subject to indemnification under this Section 6 without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld.

7. Insurance. Armata shall maintain at its own expense, with a reputable insurance carrier, coverage for Armata, its Affiliates, and their respective employees written on a per occurrence basis commensurate with a reasonable assessment of the risks associated with the development efforts being conducted by Armata, the following policies: Commercial general liability insurance, including contractual liability as respects this Agreement for bodily injury and property damage and, no later than the first use administration of the Product to a human subject, product liability insurance and clinical trials liability insurance.

Maintenance of such insurance coverage will not relieve Armata of any responsibility under this Agreement for damage in excess of insurance limits or otherwise. On or prior to the Effective Date, Armata shall provide CFF with an insurance certificate from the insurer(s), broker(s) or agent(s) evidencing the applicable insurance coverage. At its request, CFF may review Armata’s insurance coverage with relevant Armata personnel no more than one (1) time per calendar year.

8. Intellectual Property Rights. All inventions, data, know-how, information, results, analyses, and other intellectual property rights (collectively “Intellectual Property”) resulting from the Development Program shall, as between the parties, be owned by Armata.  The preparation, filing and maintenance of all patent applications and patents resulting from the Development Program shall, as between the parties, be the sole responsibility, and under the sole control, of Armata. Subject to Section 5, CFF hereby assigns and transfers to Armata all of CFF’s right, title, and interest in and to all inventions and other Intellectual Property resulting from the Development Program, CFF’s access to, or knowledge or use of, any Armata Development Program Technology, the Product, or confidential or proprietary information of Armata, and all Intellectual Property rights related to any of the foregoing, free and clear of all liens, claims, and encumbrances.  Intellectual Property developed by or for CFF in the exercise and use of the Interruption License shall be owned by CFF or its sublicensees.

9. Expiration/Termination of Agreement.

(a)  The term of this Agreement shall commence on the Effective Date and expire on the earlier of the date on which Armata has paid CFF all of the royalty payments set forth in Section 2, or the effective date of the Interruption License.

(b)  Either party may terminate this Agreement for cause, without prejudice to any other remedies available to the terminated party with respect thereto, by providing the other party with written notice of such cause and intent to terminate; provided, however, that the other party shall have thirty (30) days following the receipt of written notice to cure such cause. For purposes of this Section 9, “cause” shall mean: (i) a party’s material breach of its covenants or obligations under this Agreement, (ii) a bankruptcy or similar filing by a party or a proceeding under the applicable bankruptcy laws or under any dissolution or liquidation law or statute now or hereafter in effect and filed against such party or all or substantially all of its assets if such filing is not dismissed within sixty (60) days after the date of its filing, or (iii) Armata’s material failure to achieve any Development Program Milestone within [***] after its expected completion date unless [***].   For example, for greater certainty but without limitation, this Agreement will not be subject to termination by CFF if [***].

(c)  The following provisions shall survive the expiration or earlier termination of this Agreement: Sections 1 (b), 2, 5 (only the terms pertaining to the Interruption License and only if the Interruption License becomes effective prior to termination or in the event of Armata’s election under Section 2(c)), 6, 8, 9, 10, 11, and 12.

10.     Audits. At the request of CFF, Armata shall permit CFF, upon written notice to Armata, to audit and examine such books and records of Armata as may be necessary for verifying Armata’s expenditures of the Award and the payment or failure to pay royalties, if any, but no more frequently than once every calendar year.

11.     Confidentiality.

(a)  Except as expressly provided in this Agreement, the parties agree that a party receiving any information furnished to it pursuant to this Agreement (the “Receiving Party”) by or on behalf of the other party hereto (the “Disclosing Party”) shall not publish or otherwise disclose and shall not use it for any purpose other than as provided herein (such information provided by a Disclosing Party, the “Confidential Information”).  For the avoidance of doubt, all results, reports and non-public information provided by Armata to CFF as required by Sections 1(c), 10 and 12(l), whether directly or through the PAG, shall be deemed to be the Confidential Information of Armata.  The financial terms of this Agreement shall also constitute Confidential Information.

(b)  Notwithstanding Section 11(a) above, Confidential Information shall not include information that, in each case as demonstrated by written documentation:

(i)      was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure or was developed by the Receiving Party prior to its disclosure by the Disclosing Party;

(ii)     was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(iii)    became generally available to the public or otherwise part of the public domain after its disclosure and such disclosure was made other than through any act or omission of the Receiving Party in breach of this Agreement;

(iv)    was subsequently lawfully disclosed to the Receiving Party by a person other than the Disclosing Party, and such person did not directly or indirectly receive such information from the Disclosing Party; or

(v)      is developed by the Receiving Party without use of or reference to any Confidential Information of the Disclosing Party.

(c)  Notwithstanding Section 11(a) above, Receiving Party may use and disclose the Disclosing Party’s Confidential Information to its Affiliates, licensees, sublicensees, contractors and third parties to the extent such use and/or disclosure is reasonably necessary to exercise the rights granted to it under this Agreement, provided that Receiving Party ensures that any such entities or persons are bound by a written obligation of confidentiality as materially protective of Disclosing Party’s Confidential Information as this Section 11.

(d)  If a Receiving Party is required to disclose the Disclosing Party’s Confidential Information by law or by a court or other tribunal of competent jurisdiction, (i) the Receiving Party shall immediately give as much advance notice as feasible to the Disclosing Party to enable the Disclosing Party to exercise its legal rights to prevent and/or limit such disclosure, and (ii) the Receiving Party shall disclose only that portion of the Disclosing Party’s Confidential Information that, in the opinion of the Receiving Party’s legal counsel, is legally required to be disclosed and will exercise reasonable efforts to ensure that any such information so disclosed will be accorded confidential treatment.

12.     Miscellaneous.

(a)  Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland, without reference to its conflicts of laws principles.

(b)  Dispute Resolution.

(i)   In the event of any dispute, claim or controversy arising out of, relating to or in any way connected to the interpretation of any provision of this Agreement, the performance of either party under this Agreement or any other matter under this Agreement, including any action in tort, contract or otherwise, at equity or law (each, a “Dispute”), either party may at any time provide the other party written notice specifying the terms of such Dispute in reasonable detail (the “Dispute Notice”). As soon as practicable after receipt of a Dispute Notice, the Senior Executives shall meet at a mutually agreed upon time and location to engage in good faith discussions for the purpose of resolving such Dispute.

(ii)  In the event any Dispute is not resolved in accordance with Section 12(b)(i) above within thirty (30) days after the meeting of the Senior Executives, such Dispute shall be resolved by final and binding arbitration. Whenever a party decides to institute arbitration proceedings, it shall give written notice to that effect to the other party.  Arbitration shall be held in Washington, D.C., according to the then-current commercial arbitration rules of the American Arbitration Association (“AAA”) by one (1) independent, neutral arbitrator who shall be mutually acceptable to both parties.  If the parties are unable to mutually agree on such an arbitrator, then the arbitrator shall be appointed in accordance with AAA rules. Any arbitrator chosen hereunder shall have educational training and industry experience sufficient to demonstrate a reasonable level of relevant scientific, financial, medical and industry knowledge. The arbitrator shall agree to render its opinion within thirty (30) days of the final arbitration hearing. No arbitrator shall have the power to award punitive damages.  The proceedings and decisions of the arbitrator shall be confidential, final and binding on all of the parties.  Judgment on the award so rendered may be entered in any court having jurisdiction thereof. The parties shall share the costs of arbitration according to the decision of the arbitrator. Nothing in this Section 12(b) will preclude either party from seeking equitable or injunctive relief, or interim or provisional relief, from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction, or any other form of permanent or interim equitable or injunctive relief, concerning a dispute either prior to or during any arbitration.

(c)  Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement. Facsimile and other electronically scanned signatures shall have the same effect as their originals.

(d)  Notice.  All communications between the parties with respect to any of the provisions of this Agreement will be sent to the addresses set out below, or to such other addresses as may be designated by one party to the other by notice pursuant hereto, by prepaid, certified air mail (which shall be deemed received by the other party on the seventh (7th) business day following deposit in the mail), or other electronic means of communication (each of which shall be deemed received when transmitted), with confirmation by first class letter, postage pre-paid, given by the close of business on or before the next following business day:

if to CFF, to:

Dr. Michael Boyle

President and CEO

Cystic Fibrosis Foundation

4550 Montgomery Ave., Suite 1100 N

Bethesda, Maryland 20814

Phone: 301-907-2689

Fax: 301-907-2699

Email: pwc@cff.org

with a copy to:

Schaner & Lubitz, PLLC

4550 Montgomery Ave., Suite 1100 N

Bethesda, Maryland 20814

Attn: Kenneth I. Schaner, Esq.

Phone: 240-482-2848

Fax: 202-470-2241

E-mail: ken@schanerlaw.com

if to Armata, to:

Todd Patrick

Chief Executive Officer

Armata Pharmaceuticals, Inc

4503 Glencoe Avenue

Marina del Rey, California 90292

Phone: 310 665-2928

Fax: (310) 665-2963

E-mail: tpatrick@armatapharma.com

(e)  Headings. The Section headings are for convenience only and will not be deemed to affect in any way the language of the provisions to which they refer.

(f)   No Avoidance.  Armata will not, by amendment of its organizational or governing documents, or through reorganization, recapitalization, consolidation, merger, dissolution, sale, transfer or assignment of assets, issuance of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms, provisions, covenants or agreements of this Agreement.

(g)  Assignment.  This Agreement may not be assigned by any party without the prior written consent of the other party, except that either party may assign this Agreement without such consent to an Affiliate of such party or in connection with the transfer, whether by sale of assets, merger or otherwise, of all or substantially all of the assets or business of such party to which this Agreement relates. Any assignment that is not in accordance with this Section 12(g) will be null and void ab initio.

(h)  No Joint Venture.  Nothing herein contained shall be deemed to create an agency, joint venture, amalgamation, partnership or similar relationship between CFF and Armata. Notwithstanding any of the provisions of this Agreement, neither party to this Agreement shall at any time enter into, incur, or hold itself out to third parties as having authority to enter into or incur, on behalf of the other party, any commitment, expense, or liability whatsoever, and all contracts, expenses and liabilities in connection with or relating to the obligations of each party under this Agreement shall be made, paid, and undertaken exclusively by such party on its own behalf and not as an agent or representative of the other.

(i)   Press Releases.  Each party shall submit any proposed press release or other public announcement, other than an academic, scholarly, or scientific publication, concerning the terms of this Agreement or this Award to the other party prior to its public release, except to the extent any such release or announcement is required by law, rule, or regulation or the rules of any securities exchange.

(j)   Publications. The parties agree that they intend to advance the body of general scientific knowledge of cystic fibrosis and its potential therapies and cures. The Parties acknowledge that Armata intends, as commercially and scientifically reasonable based on the results of the Development Program and the status of its patent filing, to publish the results of the Development Program in a scientific peer-reviewed publication on a timely basis and Armata shall provide CFF with copies of any public presentation related to the Development Program. CFF’s support for the Development Program shall be acknowledged in any publications by Armata related to the Development Program.  Subject to Section 11, CFF may periodically advise the CFF community of the goals and current status of the Development Program in public presentations.

(k)  Anti-Terrorist Financing Guidelines.  In accordance with the U.S. Department of the Treasury Anti-Terrorist Financing Guidelines, Armata shall take reasonable steps to ensure that the payments received from CFF are not distributed to terrorists or their support networks or used for activities that support terrorism or terrorist organizations and Armata shall periodically apprise CFF of the steps taken to meet this goal. Armata certifies that it is in compliance with all laws, statutes and regulations restricting U.S. persons from dealing with any individuals, entities, or groups subject to Office of Foreign Assets Control (OFAC) sanctions.

(l)   Other Support. Armata shall provide CFF on the Effective Date with a description of its other sources of support for the Product.

(m) Force Majeure.  If the performance of any part of this Agreement by either party is prevented, restricted, interfered with or delayed by any reason of force majeure (including fire, flood, embargo, power shortage or failure, acts of war, insurrection, riot, terrorism, strike, lockout or other labor disturbance or acts of God) (a “Force Majeure Event”), the party so affected shall, upon giving written notice to the other party, be excused from such performance to the extent of such prevention, restriction, interference or delay; provided, that the affected part shall use reasonable efforts to avoid or remove such causes of non-performance.  For purposes of this Agreement, Brexit is not deemed to be a Force Majeure Event.

(n)  Waiver.  Except as otherwise expressly provided in this Agreement, any term of this Agreement may be waived only by a written instrument executed by a duly authorized representative of the party waiving compliance.  The delay or failure of a party at any time to require performance of any provision of this Agreement shall in no matter affect such party’s rights at a later time to enforce the same.  No waiver by either party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.

(o)  Amendments.  No amendment or modification of any provision of this Agreement shall be effective unless in writing signed by a duly authorized representative of each party.  No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by a duly authorized representative of each party.

(p)  Severability.  In the event any provision of this Agreement should be held invalid, illegal or unenforceable in any jurisdiction, the parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the parties and all other provisions of this Agreement shall remain in full force and effect in such jurisdiction. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in another jurisdiction.

(q)  Entire Agreement.  This Agreement (including the Exhibits attached hereto) constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all prior or contemporaneous agreements, understandings or representations, either oral or written, between the parties with respect to such subject matter.

13.     Definitions.

(a)  Unless otherwise defined in this letter, the following shall apply:

• “Actual Award” means the total amount of the Award actually paid to Armata. The Actual Award does not include any CFF funds not expended on the Development Program that are returned to CFF pursuant to Section 1 (a).

• “Affiliate” shall mean, with respect to a party, any entity, which directly or indirectly controls, is controlled by, or is under common control with, such party. For these purposes, "control" shall refer to (a) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interest of an entity; or (b) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

• “Agreement” shall have the meaning set forth in the introductory paragraph of this Agreement.
• “Approval” shall mean, with respect to any country, all authorizations by the appropriate governmental entity or entities necessary for commercialization of a Product.

• “Armata Background Intellectual Property” shall mean all intellectual property owned or controlled by Armata and its Affiliates prior to Armata’s performance of the Development Program under this Agreement to the extent necessary to make, use or sell the Product in the CF Field and actually used in performance of the Development Program under this Agreement.

• “Armata Development Program Technology” shall mean [***].
• “Award” shall have the meaning set forth in the introductory paragraph of this Agreement.
• “CF Field” shall have the meaning set forth in Section 5.
• “CFF Know-How” shall have the meaning set forth in Section 1(b).

• “Change of Control Transaction” shall mean the consummation of a transaction, whether in a single transaction or in a series of related and substantially contemporaneous transactions, constituting (i) a merger, share exchange or other reorganization to a third party, (ii) the sale by one or more stockholders of a majority of the voting power of Armata, or (iii) a sale of all or substantially all of the assets of Armata (or that portion of its assets related to the subject matter of this Agreement); in each case, provided that the stockholders of Armata immediately prior to such transaction do not own a majority of the voting power of the acquiring, surviving or successor entity, as the case may be. Notwithstanding the foregoing, a Change of Control Transaction shall not include a bona fide financing transaction for the benefit of Armata (i.e. in which Armata raises capital for general working, product development or business purposes) in which voting control of Armata transfers to one or more persons or entities who acquire shares of Armata, and the existing Armata shareholders receive no consideration directly in connection with the transaction.  For greater certainty, the January 2020 announced equity financing or the exercise of warrants from the January 2020 financing with Innoviva, irrespective of when it Closes, shall not be considered a Change of Control Transaction for the purposes of this Agreement.

• “Commercially Reasonable Efforts” or “CRE” shall mean the level of effort, expertise and resources that is substantially and materially consistent with industry standards for companies of similar size and resources to research, develop and commercialize the Product, provided such research, development and commercialization is technically feasible, devoting the degree of attention and diligence to such efforts that is substantially and materially consistent with industry standards for a product at a comparable stage in development or product life, and taking into account, without limitation, issues of safety and efficacy, patent coverage, proprietary position, competitive environment, the regulatory environment, and other relevant scientific, technical, scientific, and/or medical factors.

• “Development Program” shall mean the program to develop the Product described in Exhibit A.
• “Development Program Milestone” shall have the meaning set forth in Section 1(a).
• “Disposition Payment” shall have the meaning set forth in Section 2(c).
• “Disposition Transaction” shall have the meaning set forth in Section 2(c).

• “Effective Date” shall have the meaning set forth in the introductory paragraph of this Agreement.
• “Field” shall mean [***].
• “Force Majeure Event” shall have the meaning set forth in Section 12(m).
• “Indemnified Party” shall have the meaning set forth in Section 6(c).
• “Indemnifying Party” shall have the meaning set forth in Section 6(c).
• “Initial Royalty Payment Date” shall have the meaning set forth in Section 2(a).
• “Intellectual Property” shall have the meaning set forth in Section 8.
• “Interest” shall mean [***].
• “Interruption” shall mean the cessation of Commercially Reasonable Efforts to develop a Product for [***]at any time before the first commercial sale of the Product.
• “Interruption License” shall have the meaning set forth in Section 5.
• “Interruption Notice” shall have the meaning set forth in Section 5.
• “Interruption Payment” shall have the meaning set forth in Section 5(d).
• “MAD” shall mean multiple ascending dose.

• “Net Sales” shall mean, for any period, the gross amount received for sales of the Product in the Field by Armata or any Armata Affiliate, sublicensee or transferee as applicable (a “Selling Person”), to a non-Affiliate of the Selling Person, less the following deductions, in each case to the extent specifically related to the Product and taken by the Selling Person or otherwise paid for or accrued by the Selling Person (“Permitted Deductions”):

(a)  trade, cash, promotional and quantity discounts and inventory management fees paid to wholesalers;

(b)  tariffs, duties, excises and taxes on sales (including sales or use taxes or value added taxes) to the extent imposed upon and paid directly with respect to such sales (and excluding national, sales or local taxes based on income);

(c)  freight, insurance, packing costs and other transportation charges allocated to the sale;

(d)  invoiced amounts that are written off as uncollectible in accordance with Selling Person’s accounting policies, consistently applied;

(e)  amounts repaid or credits taken by reason of damaged goods, rejections, defects, expired dating, recalls or returns or because of retroactive price reductions, billing errors, or trial prescriptions;

(f)   charge back payments, credits, rebates and discounts granted to (i) managed healthcare organizations, (ii) federal, state or provincial or local governments or other agencies, (iii) purchasers and reimbursers, or (iv) trade customers, including wholesalers and chain and pharmacy buying groups;

(g)  discounts paid under state legislated or seller-sponsored discount prescription drug programs or reductions for coupon and voucher programs; and

(h)  documented custom duties actually paid by the Selling Person.

Sales of the Product between or among Armata and its Affiliates and sublicensees for resale, or for use in the production or manufacture of the Product, shall not be included within Net Sales; provided, however, that any subsequent sale of the Product (or any Product produced or manufactured using the Product) by Armata or its Affiliate or sublicensee or transferee to another non-Affiliate third party shall be included within Net Sales. Net Sales shall exclude any sale or other distribution for use in a clinical trial or other development activity, for compassionate or named-patient use or for test marketing.  With respect to sales of the Product invoiced in United States dollars, the Net Sales will be expressed in United States Dollars.  With respect to sales of Product invoiced in a currency other than United States dollars, the Net Sales will be reported in United States dollars, calculated using the spot exchange rates sourced from Reuters/Bloomberg.

• “PAG” shall have the meaning set forth in Section 4.
• “Product” shall mean [***] commercial product containing [***] phage developed [***] by Armata and/or its Affiliates under the Development Program.
• “Royalty Cap” shall mean [***].
• “SAD” shall mean single ascending dose .
• “Sales Royalty” shall have the meaning set forth in Section 2(b).
• “Senior Executive” shall have the meaning set forth in 4(c).
• “Surviving Royalties” shall have the meaning set forth in Section 2(c).

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We are pleased to make the Award described in this Agreement. Please indicate your agreement to the terms set forth in this Agreement by signing below.

Sincerely,

Cystic Fibrosis Foundation

By:

Name:

Title:

Agreed:

Armata Pharmaceuticals, Inc.

By:

Name:

Title:

Exhibit A

[***]

Exhibit B

Development Program Milestone	Milestone Payment (all amounts in U.S. Dollars)	Expected Milestone Completion Date
Execution of contract	$1,000,000	March 2020
[***]	$[***]	[***]
[***]	$[***]	[***]
[***]	$[***]	[***]
[***]	$[***]	[***]
[***]	$[***]	[***]
Total	$5,000,000

Payments shall be made by CFF [***] days after receipt from Armata of the corresponding invoice and supporting documentation verifying occurrence of such milestone and PAG verification, provided that, such invoice shall be submitted to CFF no later than [***] days after the relevant milestone has been completed and [***].